Exhibit 5.1

LAW OFFICES Ballard Spahr Andrews & Ingersoll, LLP 1735 MARKET STREET, 51ST FLOOR PHILADELPHIA, PENNSYLVANIA 19103-7599 215-665-8500 FAX: 215-864-8999 LAWYERS@BALLARDSPAHR.COM	BALTIMORE, MD DENVER, CO SALT LAKE CITY, UT VOORHEES, NJ WASHINGTON, DC WILMINGTON, DE

March 30, 2004

Exelon Generation Company, LLC

300 Exelon Way

Kennett Square, Pennsylvania 15348

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Exelon Generation Company, LLC, a Pennsylvania limited liability company (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the Company’s $500,000,000 aggregate principal amount of 5.35% Senior Notes due 2014 (the “New Notes”).

The New Notes are to be offered in exchange for the Company’s outstanding $500,000,000 aggregate principal amount of 5.35% Senior Notes due 2014 issued and sold by the Company on December 19, 2003 in an offering exempt from registration under the Act. The New Notes will be issued by the Company in accordance with the terms of the Indenture (the “Indenture”), dated as of December 19, 2003, between the Company and Wachovia Bank, National Association.

In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and all exhibits thereto and such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth. We have also assumed (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures, (c) the legal capacity of all persons, (d) the conformity with the original documents of any copies thereof submitted to us for examination and (e) that at the time of the issuance, sale and delivery of the Notes: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof, (ii) the Indenture will not have been modified or amended and (iii) the Certificate of Organization of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that when (a) the Registration Statement has become effective under the Act and no stop order shall have been issued by the Commission relating thereto and (b) the New Notes have been duly and properly executed and authenticated in accordance with the Indenture and duly and properly issued and delivered by the Company in the manner contemplated in the Registration Statement, the New Notes will constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following qualifications:

(1) The opinion with respect to the validity and binding nature of the New Notes is subject to (a) applicable laws relating to bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights and remedies generally, whether now or hereafter in effect, (b) the application and enforcement of general principles of equity, including, without limitation, principles of materiality, commercial reasonableness, laches, good faith and fair dealing (regardless of whether the application and enforcement of such principles is sought or considered in a proceeding in equity or at law), (c) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing, (d) the power of the courts to award damages in lieu of equitable remedies, and (e) securities laws and regulations and public policy underlying such laws and regulations with respect to rights to indemnification and contribution.

(2) We express no opinion as to the law of any jurisdiction other than the federal laws of the United States and the laws of the Commonwealth of Pennsylvania.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP